Exhibit 99.1

AudioEye Announces 2017 Business Goals

Targets More than Doubling Cash Contract Bookings as Momentum Increases in End Markets

TUCSON, Ariz., Feb. 6, 2017 /PRNewswire/ -- AudioEye, Inc. (OTCQB: AEYE) ("AudioEye" or the "Company") today announced its 2017 financial targets. The Company anticipates cash contract bookings of $4.0 to $6.0 million for 2017, compared to $1.9 million in 2016. In support of this goal, the Company reported its prospective new business pipeline is now in excess of $5.4 million, compared to approximately $1.5 million at the same time in 2016. AudioEye recently hired additional sales staff to address increased demand in key regional and end-user markets.

"We are off to a strong start in 2017 as momentum continues to ramp for our Digital Accessibility Platform and Ally Managed Service solutions," said Dr. Carr Bettis, Executive Chairman of AudioEye. "We aim to more than double annual bookings over 2016, while prudently managing operating costs."

Todd Bankofier, CEO of AudioEye, stated: "More organizations than ever are addressing the need for digital accessibility, whether driven by compliance or commercial interests. Our decision to focus on six high-value end markets in 2016 was validated by an increasing number of high-profile reference accounts. Momentum for our solutions also continues to accelerate, as exemplified by our recent Seattle Public Schools contract and the addition of more than 60 local and community banking customers late last year. As such, we expect to further expand our client lists in human resources, government, education, financial services, e-commerce and healthcare throughout 2017."

About AudioEye, Inc.

AudioEye's software enables every enterprise, from corporations to government agencies, to make their content more consumable through technology.

More accessible. More usable. More people.

AudioEye's common stock trades on the OTCQB under the symbol "AEYE." The Company maintains offices in Tucson, Atlanta and Washington D.C. For more information about AudioEye and its online accessibility solutions, please visit https://www.audioeye.com.

Forward-Looking Statements

Any statements in this press release about AudioEye's expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance are not historical facts and are "forward-looking statements" as that term is defined under the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as "believe", "anticipate", "should", "intend", "plan", "will", "expects", "estimates", "projects", "positioned", "strategy", "outlook" and similar words. You should read the statements that contain these types of words carefully. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from what is expressed or implied in such forward-looking statements, including the risk that the Company's bookings will not increase as currently expected or at all. There may be events in the future that AudioEye is not able to predict accurately or over which AudioEye has no control. Other risks are described more fully in AudioEye's filings with the Securities and Exchange Commission. Forward-looking statements reflect management's analysis as of the date of this press release and AudioEye urges you not to place undue reliance on these forward-looking statements. AudioEye does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or uncertainties after the date hereof or to reflect the occurrence of unanticipated events.

For Further information, please contact:

Matt Kreps
Darrow Associates Investor Relations
(512) 696-6401
xplr@darrowir.com

David Kovacs
Strategic Advisor
AudioEye, Inc.
(520) 308-6143